NETHERLAND, SEWELL &
ASSOCIATES, INC.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-148299 and 333-155441) of SandRidge Energy, Inc., of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc.; and to the inclusion of information taken from the following reports, in the SandRidge Energy, Inc., Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on February 26, 2009:
December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2006, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III
P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas
April 23, 2009